UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2009

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

As previously reported in a Form 8-K filed July 21, 2009 (as amended by a Form 8-K/A filed July 22, 2009), the Company has entered a Restructuring Agreement dated as of July 20, 2009 with Central Illinois Light Company (“CILCO”) wherein, among other matters, the Company acknowledged that it owed Central Illinois $11,614,197 under a Steam Agreement, a Gas Agreement and a Delivery Service Agreement related to its temporarily idled Pekin, Illinois facility.  As reported, the Company entered a note providing for payment of such amount over a 20 month period.   In addition, in the Restructuring Agreement the parties agreed to terminate the Steam Agreement relating to its Pekin facility effective June 30, 2009.  As a result, the Company will have no future charges under the Steam Agreement, which otherwise had a term expiring in February 2011. The Company agreed with CILCO that should the Company reopen its facility in Pekin, it would negotiate a new agreement under which the Company would be responsible for start-up costs of the boiler plant that generated the steam supplied under the Steam Agreement and ongoing staffing requirements and a new schedule of charges reflective of increased costs of operating and maintaining the boiler plant.  However, the Restructuring Agreement provides that neither party will be liable to the other for failure to execute a new agreement, and a failure to do so will not affect the Company’s obligations under the note and related agreements it has entered with CILCO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: July 27, 2009	By:	/s/ Timothy W. Newkirk
President and Chief Executive Officer